Exhibit 3.1

ANWORTH MORTGAGE ASSET CORPORATION

ARTICLES OF AMENDMENT

TO

AMENDED ARTICLES OF INCORPORATION

Anworth Mortgage Asset Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessment and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting the existing Article SIXTH, clause (a) in its entirety and substituting in lieu thereof the following:

“SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 220,000,000 shares of capital stock (par value $.01 per share), of which 200,000,000 shares are initially classified as “Common Stock” and 20,000,000 shares are initially classified as “Preferred Stock.” This amendment increases the aggregate par value of all shares of stock of all classes from $1,200,000 to $2,200,000, as amended. The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.”

SECOND: This amendment to the charter of the Corporation has been advised by the board of directors and approved by the stockholders of the Corporation.

THIRD: Prior to the filing of this amendment, the Corporation has authority to issue 120,000,000 shares of capital stock (par value $.01 per share), consisting of 100,000,000 shares of common stock (par value $.01 per share) and 20,000,000 shares of preferred stock (par value $.01 per share). Prior to the filing of this amendment, the aggregate par value of all authorized shares of capital stock having par value is $1,200,000.

FOURTH. Upon the filing of this Amendment, the Corporation has authority to issue 220,000,000 shares of capital stock (par value $.01 per share), consisting of 200,000,000 shares of common stock (par value $.01 per share) and 20,000,000 shares of preferred stock (par value $.01 per share). Upon the filing of this Amendment, the aggregate par value of all authorized shares of capital stock having par value is $2,200,000.

FIFTH: None of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of any class of the Corporation’s capital stock was changed by this Amendment.

SIXTH: The undersigned Chairman of the Board, President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board, President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Chairman of the Board, President and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this 22nd day of May, 2008.

ATTEST:	ANWORTH MORTGAGE ASSET CORPORATION

/s/ Thad M. Brown	By:	/s/ Lloyd McAdams
Thad M. Brown Chief Financial Officer, Treasurer and Secretary		Lloyd McAdams Chairman of the Board, President and Chief Executive Officer